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                                                                      EXHIBIT 14



           Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
   American Independence Funds Trust:

We consent to use of our reports dated December 29, 2005 for the American Independence Funds Trust - UltraShort Bond Fund, Intermediate Bond Fund, Stock Fund, International Multi-Manager Stock Fund, Kansas Tax-Exempt Bond Fund, NestEgg Capital Preservation Fund, NestEgg 2010 Fund, NestEgg 2020 Fund, NestEgg 2030 Fund, and NestEgg 2040 Fund, which are incorporated herein by reference, and to the references to our firm under the headings "Experts" and "Exhibit A -- Form of Agreement and Plan of Reorganization Service Class, Premium Class and Institutional Class: Representations and Warranties" in the combined Proxy Statement and Prospectus, included herein.

/s/ KPMG LLP

Columbus, Ohio
February 10, 2006